EXHIBIT 1

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13D with respect to the common stock of Cano Health, Inc. dated as of July 8, 2024 is, and any amendments thereto (including amendments on Schedule 13G) signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934.

NUT TREE CAPITAL MANAGEMENT, LP

	By:	/s/ Jared R. Nussbaum
Name: Jared R. Nussbaum
Title: Chief Investment Officer and Managing Partner

NUT TREE CAPITAL MANAGEMENT GP, LLC

	By:	/s/ Jared R. Nussbaum
Name: Jared R. Nussbaum
Title: Sole Member

JARED R. NUSSBAUM

/s/ Jared R. Nussbaum

July 8, 2024